Exhibit 99(d)(2)

LAZARD ASSET MANAGEMENT LLC

30 Rockefeller Plaza

New York, New York 10112

April 29, 2015

The Lazard Funds, Inc.

30 Rockefeller Plaza

New York, New York 10112

Re:	Letter of Agreement

Ladies and Gentlemen:

Lazard Asset Management LLC (“LAM”), intending to be legally bound, hereby confirms its agreement as follows in respect of each of the portfolios (each, a “Portfolio”) of The Lazard Funds, Inc. (the “Fund”) set forth on Schedule A hereto:

For the respective periods set forth on Schedule A hereto, if the aggregate direct expenses of a Portfolio, exclusive of taxes, brokerage, interest on borrowings, dividend and interest expenses on securities sold short (Lazard Fundamental Long/Short Portfolio, Lazard Enhanced Opportunities Portfolio, Lazard Master Alternatives Portfolio and Lazard Capital Allocator Opportunistic Strategies Portfolio only), fees and expenses of “Acquired Funds” (as defined in Form N-1A) and extraordinary expenses, and excluding shareholder redemption fees or other transaction fees, but including the management fee stated in the Investment Management Agreement between LAM and the Fund, on behalf of the Portfolios (the “Investment Management Agreement”), exceed the percentage of the value of the Portfolio’s average daily net assets set forth opposite the Portfolio’s name on Schedule A hereto, the Fund, on behalf of the Portfolio, may deduct from the payment to be made to LAM under the Investment Management Agreement, or LAM will bear, such excess expense.

This Agreement is effective immediately. This Agreement may only be amended by agreement of the Fund and LAM to lower the net amounts shown and will terminate automatically in the event of termination of the Investment Management Agreement.

LAZARD ASSET MANAGEMENT LLC

By:
Gerald Mazzari
Managing Director

Accepted and Agreed To:

THE LAZARD FUNDS, INC.,

    on behalf of each of the Portfolios

    set forth on Schedule A hereto

By:
Stephen St. Clair
Treasurer

SCHEDULE A

		Maximum Total Portfolio Operating Expenses (as a percentage of average daily net assets)

Name of Portfolio	Institutional Shares	Open Shares	R6 Shares

Through May 1, 2016

Lazard US Equity Concentrated Portfolio	0.95%	1.25%	0.90%
Lazard US Strategic Equity Portfolio	0.75%	1.05%	0.70%
Lazard US Mid Cap Equity Portfolio	1.05%	1.35%	1.00%
Lazard US Small-Mid Cap Equity Portfolio	1.15%	1.45%	1.10%
Lazard International Equity Portfolio	0.85%	1.15%	0.80%
Lazard International Equity Select Portfolio	1.05%	1.35%	1.00%
Lazard International Strategic Equity Portfolio	1.15%	1.45%	1.10%
Lazard International Small Cap Equity Portfolio	1.13%	1.43%	1.08%
Lazard Global Equity Select Portfolio	1.10%	1.40%	1.05%
Lazard Emerging Markets Core Equity Portfolio	1.30%	1.60%	1.25%
Lazard Emerging Markets Equity Portfolio	1.30%	1.60%	1.25%
Lazard Developing Markets Equity Portfolio	1.30%	1.60%	1.25%
Lazard Emerging Markets Debt Portfolio	1.00%	1.30%	0.95%
Lazard Emerging Markets Income Portfolio	0.90%	1.20%	0.85%
Lazard Explorer Total Return Portfolio	1.20%	1.50%	1.15%
Lazard US Corporate Income Portfolio	0.55%	0.85%	0.50%
Lazard US Short Duration Fixed Income Portfolio	0.40%	0.70%	0.35%
Lazard Global Fixed Income Portfolio	0.75%	1.05%	0.70%
Lazard US Realty Income Portfolio	1.00%	1.30%	0.95%
Lazard Global Realty Equity Portfolio	1.10%	1.40%	1.05%
Lazard Fundamental Long/Short Portfolio	1.70%	1.95%	1.65%
Lazard Capital Allocator Opportunistic Strategies Portfolio	1.02%	1.32%	0.97%
Lazard Global Dynamic Multi Asset Portfolio	0.90%	1.20%	0.85%

Through May 29, 2016

Lazard Emerging Markets Equity Blend Portfolio	1.30%	1.60%	1.25%

Through August 29, 2016

Lazard International Equity Concentrated Portfolio	1.05%	1.35%	1.00%
Lazard Global Strategic Equity Portfolio	1.10%	1.40%	1.05%

		Maximum Total Portfolio Operating Expenses (as a percentage of average daily net assets)

Name of Portfolio	Institutional Shares	Open Shares	R6 Shares

Through December 31, 2016

Lazard US Small Cap Equity Growth Portfolio	1.10%	1.40%	1.05%
Lazard Enhanced Opportunities Portfolio	1.70%	1.95%	1.65%
Lazard Master Alternatives Portfolio	1.70%	1.95%	1.65%

Through May 29, 2017

Lazard International Equity Advantage Portfolio	0.90%	1.20%	0.85%
Lazard Managed Equity Volatility Portfolio	0.75%	1.05%	0.70%
Lazard Emerging Markets Equity Advantage Portfolio	1.10%	1.40%	1.05%

Through May 1, 2025

Lazard Emerging Markets Multi Asset Portfolio	1.30%	1.60%	1.25%
Lazard Global Listed Infrastructure Portfolio	1.30%	1.60%	1.25%
Lazard US Realty Equity Portfolio	1.05%	1.35%	1.00%

From May 2, 2016 through May 1, 2025

Lazard US Equity Concentrated Portfolio	1.10%	1.40%	1.05%
Lazard International Equity Select Portfolio	1.15%	1.45%	1.10%
Lazard Emerging Markets Debt Portfolio	1.10%	1.40%	1.05%